THIS WARRANT AND THE SECURITIES UNDERLYING THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS AND THE RULES AND REGULATIONS THEREUNDER.

GIGGLES ‘N HUGS, INC.

WARRANT

TO PURCHASE COMMON STOCK OF THE COMPANY

Warrant No. 2251-	Issue Date: February 28, 2017

FOR VALUE RECEIVED, GIGGLES ‘N HUGS, INC., a Nevada corporation (the “Company”), grants this warrant (this “Warrant”) with the following rights to Firelight, LLC fso Jillian Michaels and G-Money, LLC, fso of Giancarlo Chersich and its permitted assigns, heirs, executors, and administrators (individually and collectively, the “Holders”), as of the date first written above (“Issue Date”).

Section 1. Grant.

The Holders are hereby granted the right (collectively, the “Purchase Rights”), in accordance with the terms and conditions of this Warrant, from the date hereof until the expiration of the “Exercise Period” (as defined below), to purchase from the Company that number of fully paid and non-assessable shares of the Company’s common stock (the “Common Stock”), set forth in Section 2 hereof, at the “Exercise Price” (as defined below), upon delivery of this Warrant to the Company with the Notice of Exercise form attached as Exhibit 1 hereto, duly executed, and upon tender of the Exercise Price for the shares of Common Stock to be purchased.

Section 2. Number of Shares of Common Stock Purchasable.

2.1 Subject to the other provisions of this Section 2, this Warrant entitles each of the Holders to purchase two million five hundred thousand (2,500,000) shares of Common Stock; provided, however, the Holders may not exercise their individual purchase rights for more than six hundred twenty-five thousand (625,000) shares as of May 31, 2017, one million two hundred fifty thousand (1,250,000) shares in the aggregate (including any prior exercises) as of August 31, 2017, and one million eight hundred seventy-five thousand (1,875,000) shares in the aggregate (including any prior exercises) as of November 31, 2017. This Warrant will terminate upon the termination of the Brand Ambassador Agreement entered concurrently herewith only in the event of termination for cause by the Company or termination without cause by the Holders. Each of the Holders may purchase such shares independent, and without any action, of the other of the Holders.

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2.2 In case prior to the expiration of the Purchase Rights by exercise or by the terms of this Warrant, the Company shall undertake any reclassification, forward stock split, reverse stock split, stock dividend, or any similar proportionately-applied change (collectively, a “Reclassification”) of outstanding shares of Common Stock (other than a change solely in, of, or from par value), the Holders shall thereafter be entitled, upon exercise of this Warrant for the same total consideration as presently required, to purchase the kind and amount of shares of stock and other securities and property receivable upon such Reclassification by a holder of the number of shares of Common Stock which this Warrant entitles the Holders hereof to purchase immediately prior to such Reclassification. Notice of any such Reclassification shall be given to the Holders pursuant to Section 11 hereof.

2.3 In case prior to the expiration of the Purchase Rights by exercise or by the terms of this Warrant, the Company shall determine to consolidate or merge with, or convey all, or substantially all, of its property or assets to, any other corporation or corporations, or dissolve, liquidate, or wind up, then, as a condition precedent to such consolidation, merger, conveyance, dissolution, liquidation, or winding up, notice shall be given to the Holders pursuant to Section 11 hereof and lawful and adequate provision shall be made whereby the Holders shall thereafter have the right to receive from the Company or the successor corporation, as the case may be, upon the basis and upon the terms and conditions specified in this Warrant, in lieu of the shares of Common Stock of the Company theretofore purchasable upon the exercise of the Purchase Rights, such shares of stock, securities, or assets as may be issued or payable with respect to, or in exchange for, the number of shares of Common Stock of the Company theretofore purchasable upon the exercise of the Purchase Rights had such consolidation, merger, conveyance, dissolution, liquidation, or winding up not taken place; and in any such event the rights of the Holders to an adjustment of the number of shares of Common Stock purchasable upon the exercise of the Purchase Rights as herein provided, shall continue and be preserved in respect of any stock or securities which the Holders becomes entitled to purchase.

Section 3. Exercise Period; Registration Statement Notice. The Purchase Rights represented hereby shall be exercisable in whole or in part from time to time after the date of issuance of this Warrant until 5:00 p.m. Pacific time on the fifth (5th) anniversary of the Issue Date hereof (the “Exercise Period”).

Section 4. Exercise.

4.1 The Purchase Rights represented by this Warrant are exercisable upon the terms and conditions set forth herein at the option of the Holders in whole at any time and in part at any time and from time to time during the Exercise Period upon the delivery of the Notice of Exercise form attached hereto as Exhibit 1 to the Company with such notice duly executed and, except as otherwise set forth herein, upon payment in cash, wire transfer or bank cashier’s check of the Exercise Price. The Purchase Rights shall be deemed to have been exercised, and the Holders shall be deemed to have become a stockholder of record of the Company for the purposes of receiving dividends and for all other purposes whatsoever with respect to the shares of Common Stock so purchased, as of the date of delivery of such properly executed Notice of Exercise accompanied by proper tender of the Exercise Price at the office of the Company. As promptly as practicable on or after such date, and in any event within five (5) business days thereafter, the Company at its expense shall issue and deliver, or cause to be issued and delivered, to the person or persons entitled to receive the same, a certificate or certificates for the number of shares issuable upon such exercise. In the event that this Warrant is exercised in part, the Company at its expense shall execute and deliver a new Warrant of like tenor exercisable for the number of shares for which this Warrant may then be exercised.

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4.2 Notwithstanding the foregoing, in lieu of making the payment contemplated in Section 4.1, the Holders may elect to receive shares of Common Stock equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to the Holders a number of shares of Common Stock computed using the following formula:

Y (A-B) X = —————— A

Where:	X	=	the number of the shares of Common Stock to be issued to the Holders.

	Y	=	the number of the shares of Common Stock purchasable under this Warrant.

	A	=	the fair market value of a share of Common Stock on the date of determination.

	B	=	the per share Exercise Price (as adjusted to the date of such calculation).

For purposes of this Section, the fair market value of a share of Common Stock shall mean either of the following: (i) If the Common Stock is publicly traded, the per share fair market value of a share of Common Stock shall be the average of the closing prices of the Common Stock as quoted on the Over-the-Counter Bulletin Board, or the principal exchange on which the Common Stock is listed, in each case for the fifteen (15) trading days ending five (5) trading days prior to the date of determination of fair market value; or (ii) If the Common Stock is not so publicly traded, the per share fair market value of a share of Common Stock shall be such fair market value as is determined in good faith by the Board of Directors of the Company after taking into consideration factors it deems appropriate, including, without limitation, recent sale and offer prices of the capital stock of the Company in private transactions negotiated at arm’s length.

Section 5. Exercise Price. The exercise price, subject to adjustment as provided in Section 2 and otherwise herein, shall be equal to $0.1401 per share of Common Stock.

Section 6. Company’s Representations, Warranties and Covenants.

6.1 The Company represents and warrants to the Holders that the following will be true and correct through and including the Exercise Period:

6.1.1 The Company has taken all action necessary and appropriate to properly authorize, reserve, and issue those shares of Common Stock issuable to the Holders pursuant to this Warrant including an authorization of issuance and setting of Exercise Price.

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6.1.2 The Common Stock deliverable on the exercise of the Purchase Rights represented hereby shall, when issued, be duly and validly issued, fully paid, and non-assessable, free and clear of all liens and encumbrances.

6.1.3 The Company has all requisite corporate power and corporate authority to issue this Warrant and to carry out and perform its obligations hereunder.

6.1.4 This Warrant is a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors or other laws affecting the enforcement of creditors’ rights generally, general principles of equity.

6.1.5 The offer, issuance and sale of this Warrant is, and the issuance of Common Stock upon exercise of this Warrant and the issuance of Common Stock upon conversion of the Common Stock will be exempt from the registration requirements of the Securities Act, and are exempt from the qualification requirements of any applicable state securities laws (the “Exemptions”).

6.1.6 The issuance of this Warrant and the Common Stock issuable upon the exercise hereof pursuant to the provisions of this Warrant will not violate any preemptive rights or rights of first refusal granted by the Company, and are or will be, as applicable, in compliance with all applicable federal and state securities laws, and will be free of any liens or encumbrances.

6.1.7 The execution and delivery of this Warrant and the consummation of the other transactions contemplated herein, the carrying on of the business as currently conducted by the Company and compliance with the terms and provisions of this Warrant will not conflict with or result in a breach of the terms and conditions of, or constitute any default under, the Articles of Incorporation or Bylaws of the Company, or of any provision of (a) any indebtedness of the Company, (b) any contract, covenant or instrument under which the Company is bound, including, without limitation, any equipment lease, or (c) any judgment, order, ruling, injunction or decree of any court or administrative agency affecting the Company.

6.2 The Company covenants and agrees with the Holders through the Exercise Period as follows:

6.2.1 The Company shall at all times reserve and hold available sufficient shares of Common Stock to satisfy the Purchase Rights.

6.2.2 All shares of Common Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issue thereof.

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6.2.3 The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Common Stock may be listed, and neither the Company nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

6.2.4 Unless the Holders consent thereto in writing, the Company shall not amend its Articles of Incorporation prior to the exercise of this Warrant if the Common Stock would be adversely affected by such amendment.

6.2.5 The Company shall secure and maintain the listing of the Common Stock issuable upon exercise of this Warrant and the shares of Common Stock or other securities issuable upon conversion of such Common Stock upon each securities exchange or over-the-counter market upon which securities of the same class or series issued by the Company are listed, if any. Upon exercise of this Warrant, the Company will use its best efforts to cause stock certificates representing the shares of Common Stock purchased pursuant to the exercise to be issued in the names of the Holders, their nominees or assignees, as appropriate at the time of such exercise. Upon conversion of the shares of Common Stock into shares of Common Stock, the Company will issue the Common Stock in the names of the Holders, its nominees or assignees, as appropriate.

Section 7. Transfer; Compliance With Securities Laws; Registration.

7.1 The Purchase Rights shall be registered on the books of the Company, which shall be kept by it at its principal office for that purpose. This Warrant and the Common Stock issuable upon exercise of the Purchase Rights, may not be transferred or assigned in whole or in part without compliance with all applicable federal and state securities laws by the transferor and the transferee, including, if requested by the Company, an opinion of counsel satisfactory to the Company to the effect that the transfer or assignment is in compliance with applicable securities laws.

7.2 If the Company at any time proposes to register any of its securities under the 1933 Act, including under an S-l Registration Statement or otherwise, it will give written notice to the Holders, or his assigns, of its intention so to do. Upon the written request of the Holders, or assigns, given within thirty (30) days after receipt of any such notice, the Company will use its best efforts to cause all shares underlying the conversion hereof to be registered under the 1933 Act (with the securities which the Company at the time propose to register). All expenses incurred by the Company in complying with this Section, including without limitation, all registration and filing fees, listing fees, printing expenses, fees, and disbursements of all independent accountants, or counsel for the Company and the expense of any special audits incident to or required by any such registration and the expenses of complying with the securities or blue sky laws of any jurisdiction shall be paid by the Company.

Section 8. Charges, Taxes and Expenses. Issuance of certificates for shares of Common Stock issuable upon the exercise of this Warrant or any portion thereof (and issuance of a replacement Warrant certificate in the event of partial exercise) shall be made without charge to the Holders hereof for any issue taxes or any other incidental expenses in respect of the issuance of such certificates to and in the name of the registered Holders of this Warrant, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holders of this Warrant. Certificates will be issued in a name other than that of the Holders upon the request of the Holders and payment by the Holders of any applicable transfer taxes and compliance with all applicable securities laws and with all applicable provisions of this Warrant including but not limited to Section 7 hereof.

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Section 9. Exchange for Other Denominations. This Warrant is exchangeable for new certificates of like tenor and date representing in the aggregate the right to purchase the number of shares purchasable hereunder in denominations designated by the Holders at the time of surrender. In the event of the purchase, at any time prior to the expiration of the Exercise Period, of less than all of the shares of Common Stock purchasable hereunder, the Company shall cancel this Warrant upon surrender thereof, and shall promptly execute and deliver to the Holders hereof a new warrant of like tenor and date for the balance of the shares purchasable hereunder.

Section 10. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant, and, in case of loss, theft, or destruction, of indemnity or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable and documented expenses incidental thereto, and upon surrender of this Warrant, if mutilated, the Company shall promptly make and deliver a new warrant of like tenor and date, in lieu of this Warrant and cancel this Warrant.

Section 11. Notices Including Certificate of Company In Event of Adjustment.

11.1 Whenever the number of shares purchasable hereunder or the Exercise Price shall be adjusted pursuant to Sections 2, 5 or 11 hereof, the Company shall issue a certificate signed by its Chief Executive Officer or such other appropriate officer, setting forth, in reasonable detail, the event or Issuance requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the number of shares purchasable hereunder or the new Exercise Price after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed (by first-class mail, postage prepaid) to the Holders of this Warrant.

11.2 All notices, requests, consents and demands required by this Warrant shall be in writing and shall be personally delivered or mailed, postage prepaid.

All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery with written verification of receipt.

Section 12. Miscellaneous. This Warrant shall not entitle the Holders to any of the rights of a stockholder of the Company. This Warrant shall be binding upon the Company’s successors. This Warrant shall be governed, construed, and enforced in accordance with the laws of the State of California. In case any provision of this Warrant shall be invalid, illegal, or unenforceable, or partially invalid, illegal, or unenforceable, the provision shall be enforced to the extent, if any, that it may legally be enforced and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Warrant shall any term hereof may be changed, waived, discharged or terminated only by a statement in writing signed by the party against which enforcement of such change, waiver, discharge, or termination is sought. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.

[Signature appears on following page.]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed and delivered on its behalf as of the Issue Date set forth above.

COMPANY:

GIGGLES ‘N HUGS, INC.

By:
Joey Parsi
Chief Executive Officer

HOLDERS:

Firelight, LLC

By:
Name:	Jillian Michaels
Title:	Authorized Signatory

G-Money, LLC

By:
Name:	Giancarlo Chersich
Title:	Authorized Signatory

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EXHIBIT 1

NOTICE OF EXERCISE PURSUANT TO
ATTACHED WARRANT

_________________, 20__

To: GIGGLES ‘N HUGS, INC.

(1) The undersigned, being one of the Holders of record of the attached Warrant of GIGGLES ‘N HUGS, INC., hereby exercises the option granted by the Purchase Rights evidenced by the attached Warrant and hereby tenders payment of the Exercise Price as determined by the Warrant to purchase upon the terms set forth in such Warrant ________ shares of Common Stock, which constitutes all [or a portion] of the shares of Common Stock issued pursuant to the Purchase Rights represented by this Warrant of GIGGLES ‘N HUGS, INC. All capitalized terms used but not defined in this notice have the meanings assigned to such terms in the Warrant.

(2) In exercising this Warrant, the undersigned hereby confirms and acknowledges that (a) the undersigned is an “accredited” investor, (b) the shares of the Common Stock to be issued are being acquired solely for investment and solely for the account of the undersigned, (c) the undersigned will not offer, sell or otherwise dispose of any such shares of Common Stock except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any applicable state securities laws, and (d) the certificate or certificates representing said shares of Common Stock shall bear a restrictive legend prohibiting and restricting transfer of such shares except in compliance with applicable federal and state securities laws.

(3) Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below.

(4) Please issue a new Warrant for the unexercised portion of the attached Warrant, if any, in the name of the undersigned or in such other name as is specified below:

By:

Name:

Title:

(If certificates for Common Stock or new Warrants are requested in a name other than the undersigned, be advised that the delivery of the certificates and/or new Warrants will be delayed until the Company assures itself that such change is permitted under Section 7 of the Warrant that such change does not violate applicable federal and state securities laws.)

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